Exhibit 99.1

francesca's® Announces Appointment of Kelly M. Dilts as Chief Financial Officer

HOUSTON, March 23, 2016 (GLOBE NEWSWIRE) -- Francesca's Holdings Corporation (Nasdaq:FRAN) (the "Company") today announced the appointment of Kelly M. Dilts as Executive Vice President and Chief Financial Officer. Ms. Dilts will assume her position with the Company in April 2016. In this role, Ms. Dilts will report to Chairman, Chief Executive Officer and President, Mike Barnes.

Ms. Dilts is a seasoned retail executive with a wealth of retail industry and finance expertise developed over a long and distinguished professional career. Ms. Dilts currently serves as the Senior Vice President of Finance and Investor Relations at Tailored Brands, Inc., (formerly Men's Wearhouse, Inc.). She joined Tailored Brands in 1998 as Assistant Controller and has also served as its Senior Vice President, Chief Accounting Officer and Principal Accounting Officer, as well as its Vice President of Finance & Accounting.  She has significant experience in leading various finance teams and has worked closely with merchandising, store operations, distribution and other operational groups. Prior to joining Tailored Brands, Ms. Dilts worked atOlympia Enterprises and Deloitte & Touche.

Mr. Barnes commented, "As a key member of francesca's executive management team, Kelly will be bringing over 20 years of specialty retail industry specific finance and accounting experience. Additionally, her background in corporate infrastructure development will be significant in supporting our growth and Vision 2020 Long Term Strategic Plan. I am very excited about welcoming Kelly to francesca's® and look forward to partnering with her to continue driving consistent, long-term, profitable growth for our Company."

Forward-Looking Statements

Certain statements in this release are "forward-looking statements" made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended. Such forward-looking statements reflect our current expectations or beliefs concerning future events and are subject to various risks and uncertainties that may cause actual results to differ materially from those that we expected. These risks and uncertainties include, but are not limited to, our ability to integrate a new Chief Financial Officer. For additional information regarding these and other risks and uncertainties that could cause actual results to differ materially from those contained in our forward-looking statements, please refer to "Risk Factors" in our Annual Report on Form 10-K for the year ended January 31, 2015 filed with the Securities and Exchange Commission on March 27, 2015 and any risk factors contained in subsequent quarterly and annual reports we file with the SEC. We undertake no obligation to publicly update or revise any forward-looking statement.

About Francesca's Holdings Corporation

francesca's® is a growing specialty retailer which operates a nationwide-chain of boutiques providing customers a unique, fun and differentiated shopping experience. The merchandise assortment is a diverse and balanced mix of apparel, jewelry, accessories and gifts. Today francesca's® operates 626 boutiques in 48 states and the District of Columbia and also serves its customers through francescas.com. For additional information on francesca's®, please visit www.francescas.com.

CONTACT:

ICR, Inc.

Jean Fontana

646-277-1214

Company

Kate Venturina

832-494-2233

IR@francescas.com / Kate.Venturina@francescas.com